PRESS RELEASE

Ruling in Favor of Finjan for Nearly $40 Million as Blue Coat Trial
Concludes

Jury Finds Five of Six Finjan’s Patents Infringed by Blue Coat Systems

E. PALO ALTO, CA –08/5/15—Finjan Holdings, Inc. (NASDAQ: FNJN) a cybersecurity company, announced today that the jury in Finjan, Inc. v. Blue Coat Systems Inc. (5:13-cv-03999-BLF) returned a unanimous verdict that Finjan’s U.S. Patent Nos. 6,154,844 (the “‘844 Patent”), 6,804,780 (the “’780 Patent”), 6,965,968 (the “’968 Patent”), and the 7,418,731 (the “’731 Patent”) were literally infringed by Blue Coat.  Further, the jury found that U.S. Patent No. 7,647,633 (the “‘633 Patent”) was infringed by Blue Coat under the Doctrine of Equivalents. Moreover, the jury found each of Finjan’s asserted patents valid.  The verdict, reached on August 04, 2015, followed a two-week trial before the Honorable Beth Labson Freeman of the U.S. District Court for the Northern District of California.

Finjan alleged that Blue Coat’s products or combination of products, namely, WebPulse, ProxySG, CAS (or Content Analysis System), MAA (or Malware Analysis Appliance), and ProxyAG infringed one or more of the asserted claims of the asserted patents.

The jury also decided that Finjan was entitled to $39,528,487.00 damages as reasonable royalties for Blue Coat’s infringement.

“We are both grateful and gratified with the jury’s verdict,” said Julie Mar-Spinola, Finjan’s Chief Intellectual Property Officer and VP, Legal.  “As we have stated in our earlier Litigation Updates, we are committed to our licensing best practices and will present our patent infringement claims credibly and convincingly to establish the merits of our case, in and outside of the courtroom.  Additionally, we were confident in the merits of our patent claims against Blue Coat. It is significant that the jury unanimously agreed with us on all but one.”

Finjan is well-represented by Paul Andre, Lisa Kobialka, James Hannah, Hannah Lee, and Kris Kastens, and many other significant contributors from the law offices of Kramer Levin Naftalis & Frankel in Menlo Park, CA.

Finjan has also filed a second patent infringement lawsuit against Blue Coat Systems, Inc. (Blue Coat), alleging infringement of seven Finjan patents relating to new infringing Blue Coat products and services. The Complaint (5:15-cv-03295, Docket No. 1), filed July 15, 2015, in the U.S. District Court for the Northern District of California, alleges that Blue Coat's new products and services infringe seven Finjan patents. In particular, Finjan is asserting infringement of U.S. Patent Nos. 6,154,844; 6,965,968; 7,418,731; 8,079,086; 8,225,408; 8,566,580; 8,677,494; four of which are being asserted against Blue Coat for the first time.  This matter has also been assigned to Judge Freeman.

Finjan has filed patent infringement lawsuits against FireEye, Proofpoint, Sophos, Symantec, and Palo Alto Networks relating to, collectively, more than 20 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

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Media Contact:
Nicholas Gaffney | Zumado Public Relations
(415) 732-7801 | ngaffney@zumado.com

Investor Contact:
Alan Sheinwald or Valter Pinto | Capital Markets Group LLC
Vanessa Winter | Finjan
(650) 282-3245 | investors@finjan.com

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the outcome of pending or future enforcement actions, our ability to expand our technology portfolio, the enforceability of our patents, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings’ intended plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2014, and the Company’s periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.